Exhibit 10.47
FOURTH AMENDMENT TO THE
DICK’S SPORTING GOODS SUPPLEMENTAL SMART SAVINGS PLAN
     WHEREAS, Dick’s Sporting Goods, Inc. (the “Company”) established the Dick’s Sporting Goods Supplemental Smart Savings Plan (the “Plan”) for the benefit of certain employees;
     WHEREAS, pursuant to Section 7.1 of the Plan, the Company reserves the right to amend the Plan; and
     WHEREAS, the Company wishes to amend the Plan to (i) reflect certain provisions of Section 409A of the Internal Revenue Code , (ii) clarify the manner in which deferrals may be transferred between the Dick’s Sporting Goods Officers’ Supplemental Savings Plan and this Plan, (iii) clarify the manner in which the Company may delegate its authority and responsibility under the Plan and (iv) make other clarifying changes.
     NOW THEREFORE, the Plan is amended effective as of the dates specified below as follows:
1. Effective as of July 1, 2006, Section 2.2 is amended to read as follows:
2.2	Affiliated Company

Affiliated Company means any entities with whom the Company would be considered a single employer under Code Sections 414(b) or 414(c).
2. Effective as of the date set forth below, Section 2.9 of the Plan is amended to read as follows:
2.9	Committee

Committee means the committee of the Company that will be responsible for the administration of the Plan pursuant to Article IX, or if no committee has been established, Committee means the Company.
3. Effective as of July 1, 2006, Section 2.10 of the Plan is amended to read as follows:
2.10	Company

Company means Dick’s Sporting Goods, Inc.
4. Effective as of July 1, 2006, Section 2.17 of the Plan is amended to read as follows:
2.17	Eligible Employee

Eligible Employee means any senior managers and other highly compensated employees of the Company who are designated by the Committee for participation. Eligible Employee also means any senior manager and other highly compensated employees of Affiliated Companies who are designated by the Committee for participation.

5. Effective as of April 1, 2007, a new Section 2.22A is added to the Plan as follows:
2.22A	OSSP

OSSP means the Dick’s Sporting Goods Officers’ Supplemental Savings Plan.
6. Effective as of July 1, 2006, the first sentence of Section 2.29 of the Plan is amended to read as follows:
Separation from Service means the termination of employment by an employee from the Company and its Affiliated Companies.
7. Effective as of July 1, 2006, Section 2.29B of the Plan is amended to read as follows:
2.29B	Similar Deferred Compensation Arrangements

Similar Deferred Compensation Arrangements means all agreements, methods, programs, and other arrangements sponsored by the Company and its Affiliated Companies that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulation Section 1.409A-1(c) if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated.
8. Effective as of April 1, 2007, Section 4.1 of the Plan is amended by adding the following new subsection (h):
(h)	amounts transferred from the OSSP.
9. Effective as of July 1, 2006, a new Section 4.3(f) is added to the Plan as follows:
(f)	Notwithstanding the foregoing, Participants were permitted to revise elections as to time and form of payment pursuant to the Code Section 409A transition relief.
10. Effective as of April 1, 2007, a new Section 4.7 is added to the Plan as follows:
4.7	Transfers between OSSP and the Plan

In the case of an Eligible Employee who becomes eligible to participate in this Plan during the Plan Year, but who cannot make a mid-year election because the Eligible Employee was eligible for the OSSP, any deferral election that such Eligible Employee had under the OSSP shall be transferred to and apply under this Plan for the remainder of the Plan Year. Matching Contributions made on deferrals after the date the Eligible Employee becomes a Participant in this Plan may be made in accordance with this Plan. Elections made by the Eligible Employee under the OSSP as to time and form of payment of amounts deferred for the Plan Year shall apply not only to amounts deferred under the OSSP, but also to amounts deferred for the remainder of the Plan Year under this Plan.

In the case of an individual who ceases to be eligible for this Plan during a Plan Year but becomes eligible to participate in the OSSP during the Plan Year, any deferral election that such individual had under this Plan shall be transferred to and apply under the OSSP for the remainder of the Plan Year. Matching contributions made on deferrals after the date the individual becomes a participant in the OSSP will be made in accordance with the OSSP. Elections made by such individual under this Plan as to time and form of payment of amounts deferred for the Plan Year shall apply not only to amounts deferred under this Plan, but also to amounts deferred for the remainder of the Plan Year under the OSSP.

In the case of a Participant who previously was eligible for the OSSP and becomes eligible to participate in this Plan, such Participant’s account balance under the OSSP shall be transferred to this Plan as soon as administratively practicable. Elections made by the Participant under the OSSP as to time and form of payment of such transferred amounts shall continue to apply under this Plan. The vesting schedule applicable under the OSSP to such transferred amounts shall continue to apply under this Plan.

In the case of a Participant who ceases to be eligible for this Plan and becomes eligible to participate in the OSSP, such Participant’s account balance under this Plan shall be transferred to the OSSP as soon as administratively practicable. Elections made by the Participant under this Plan as to time and form of payment of such transferred amounts shall continue to apply under the OSSP. The vesting schedule applicable under this Plan to such transferred amounts shall continue to apply under the OSSP.
11. Effective as of July 1, 2006, Section 6.2 of the Plan is amended to replace the phrase “Separation from Service with the Company” with “Separation from Service” wherever it appears.
12. Effective as of the date set forth below, Section 7.1 of the Plan is amended to read as follows:
7.1	Amendments

The Company may amend the Plan at any time by action of its board of directors. The Company, by action of its board of directors, may delegate its authority to amend the Plan to a committee or individuals. No amendment may reduce the amount credited to Participant Accounts, except as may otherwise be required by law.
13. Effective as of the date set forth below, the first sentence of Section 7.2(a) of the Plan is amended to read as follows:
Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences as a result of changes to the tax laws and regulations applicable to the Plan, no Plan amendment or termination shall adversely affect the benefits accrued to date under the Plan or otherwise reduce the then outstanding balances credited to Accounts, and all amounts deferred prior to the date of such Plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the distribution provisions of Article VI as in effect immediately prior to such amendment or termination.

     IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed this 4th day of December, 2008.

By:	/s/ Kathryn L. Sutter

Title:	SVP, Human Resources